    As filed with the Securities and Exchange Commission on August 30, 1995

                                                      Registration No. 33-
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            -----------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                            -----------------------

                            FIRST BANK SYSTEM, INC.
            (Exact name of registrant as specified in its charter)

              Delaware                                           41-0255900
  (State or other jurisdiction                                (I.R.S Employer
of incorporation or organization)                           Identification No.)

                               First Bank Place
                            601 Second Avenue South
                       Minneapolis, Minnesota 55402-4302
                                (612) 973-1111
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                   Copy to:
       Michael J. O'Rourke                                 Lee R. Mitau
     First Bank System, Inc.                         Dorsey & Whitney P.L.L.P.
         First Bank Place                             220 South Sixth Street
     601 Second Avenue South                       Minneapolis, Minnesota 55402
Minneapolis, Minnesota 55402-4302                         (612) 340-2780
          (612) 973-1111
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================
                                              Proposed            Proposed
        Title of Each          Amount          Maximum             Maximum          Amount of
     Class of Securities       to be        Offering Price        Aggregate        Registration
      to be Registered       Registered       Per Share*       Offering Price*         Fee
- ----------------------------------------------------------------------------------------------------
      Common Stock
      ($1.25 par value)       651,387          $44.8125          $29,190,279         $10,065.61
====================================================================================================

* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on August 24, 1995, as reported on the New York Stock Exchange.

                            -----------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS

                            FIRST BANK SYSTEM, INC.

                                  ----------

                                651,387 SHARES
                                      OF
                                 COMMON STOCK
                               ($1.25 PAR VALUE)

                                  ----------

     This Prospectus relates to an aggregate of 651,387 shares (the "Shares") of Common Stock, par value $1.25 per share (the "Common Stock"), of First Bank System, Inc., a Delaware corporation ("FBS" or the "Company"), that may be sold from time to time by the stockholders named herein (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

     Any or all of the Shares may be offered from time to time in transactions on the New York Stock Exchange, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

     The Common Stock is traded on the New York Stock Exchange. On August __, 1995, the closing price of the Common Stock as reported on the New York Stock Exchange was $_____ per share.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.


            The date of this Prospectus is ________________, 1995.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock of the Company is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

          (a)  the Annual Report on Form 10-K for the year ended December 31,
     1994;

          (b) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;

          (c) the Current Reports on Form 8-K filed March 3, 1995 (as amended by Amendment No. 1 on Form 8-K/A as filed March 7, 1995), April 13, 1995, April 25, 1995, July 6, 1995 and August 18, 1995 (as amended by Amendment No. 1 on Form 8-K/A as filed August 30, 1995);

          (d) the Current Reports on Form 8-K/A filed February 13, 1995 (constituting Amendment No. 4 to the Current Report on Form 8-K filed August 5, 1994);

          (e) the description of the Common Stock contained in Item 1 of the Registration Statement on Form 8-A dated March 19, 1984, as amended in its entirety by that Form 8 Amendment dated February 26, 1993 and that Form 8-A/A-2 dated October 6, 1994, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Prospectus and prior to the termination of the offering described herein; and

          (f) the description of the rights to purchase preferred stock contained in Item 1 of the Registration Statement on Form 8-A dated December 21, 1988, as amended by that Form 8 Amendment dated June 11, 1990 and as amended in its entirety by that Form 8 Amendment dated February 26, 1993, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Prospectus and prior to the termination of the offering described herein.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Karin E. Glasgow, Investor Relations, First Bank System, Inc., First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, telephone number (612) 973-2264.

                            FIRST BANK SYSTEM, INC.

     FBS is a regional bank holding company headquartered in Minneapolis, Minnesota. FBS is comprised of 8 banks, a savings association and other financial companies with 349 offices, located primarily in the 11 states of Minnesota, Colorado, Illinois, Montana, North Dakota, South Dakota, Wisconsin, Iowa, Nebraska, Kansas and Wyoming. Through its subsidiaries, FBS provides commercial and agricultural finance, consumer banking, trust, capital markets, treasury management, investment management, data processing, leasing, mortgage banking and brokerage services. At June 30, 1995, FBS and its consolidated subsidiaries had consolidated assets of $33.5 billion, consolidated deposits of $22.8 billion and shareholders' equity of $2.8 billion.

     The subsidiary banks of FBS engage in general commercial banking business, principally in domestic markets, and provide banking and ancillary services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. The largest subsidiary bank, First Bank National Association ("FBNA"), had assets of $15.4 billion at June 30, 1995.

     FBS is a legal entity separate and distinct from its banking and non-banking affiliates. The principal sources of FBS's income are dividends, interest and fees from FBNA and the other banking and non-banking affiliates. The bank and thrift subsidiaries of FBS (the "Banks"), are subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, FBS and certain other affiliates; and on investments in stock or other securities thereof. Such restrictions prevent FBS and such other affiliates from borrowing from the Banks unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by any of the Banks are generally limited in amount as to FBS and as to each of such other affiliates to 10% of such Bank's capital and surplus and as to FBS and all of such other affiliates to an aggregate of 20% of such Bank's capital and surplus. In addition, payment of dividends to FBS by the subsidiary banks is subject to ongoing review by regulators and is subject to various statutory limitations and in certain circumstances requires approval by regulatory authorities.

     FBS was incorporated under Delaware law in 1929 and has functioned as a multi-bank holding company since that time. Its principal executive offices are located at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (telephone (612) 973-1111). For further information concerning FBS, see the FBS documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

                             SELLING STOCKHOLDERS

     The following table sets forth certain information as to the maximum number of Shares that may be sold by each of the Selling Stockholders pursuant to this Prospectus. As of July 31, 1995, Charles W. Durham also owned 10,000 shares of the FBS's Common Stock.

                                                              Maximum
                                                               Number
                                                          of Shares to be
                                                          Sold Pursuant to
                   Name                                   this Prospectus
        -------------------------                         ----------------
        Charles W. Durham(1).............................      489,192
        Durham Resources, Inc. of
          Nebraska(2)....................................      162,195

_________

(1) Does not include 162,195 shares held by Durham Resources, Inc. of Nebraska ("DRI"), of which entity Mr. Durham is Chairman and a majority shareholder. See Note 2 below.

(2) Charles W. Durham holds 56% of the voting stock of DRI, and the remaining 44% of voting stock of DRI is held by Mr. Durham's family members.

     The Selling Stockholders are the sole former shareholders of Southwest Holdings, Inc. ("Southwest"). The Selling Stockholders acquired the Shares in connection with the merger of Southwest with and into FBS (the "Merger"). Pursuant to the Merger, all of the outstanding shares of the common stock of Southwest were converted into shares of FBS's Common Stock.

     Prior to the Merger, Southwest was a registered bank holding company duly organized under the laws of the State of Delaware, and its business consisted primarily of the ownership, supervision, and control of Southwest Bank & Trust Company of Omaha, a Nebraska state banking corporation and wholly owned subsidiary of Southwest. Prior to the Merger, Charles W. Durham served as Chairman of the Board of Directors of Southwest. However, Mr. Durham will not be employed by or serve as a director of FBS following the Merger.

                             PLAN OF DISTRIBUTION

     The Shares will be offered and sold by the Selling Stockholders for their own accounts. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

     The Selling Stockholders may offer and sell the Shares from time to time in transactions on the New York Stock Exchange, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Stockholders.

     The Selling Stockholders and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the

Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

                                    EXPERTS

     The consolidated financial statements of FBS appearing in FBS's Current Report on Form 8-K filed March 3, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of FirsTier Financial, Inc. and subsidiaries appearing in FBS's Amendment No. 1 on Form 8-K/A filed August 30, 1995 to FBS's Current Report on Form 8-K filed August 18, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney P.L.L.P., 220 South Sixth Street, Minneapolis, Minnesota 55402. Dorsey & Whitney P.L.L.P. and certain of its members are indebted to and have other banking and trust relationships with certain banking subsidiaries of the Company.

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                   SEC Registration Fee..............  $10,066
                   Accounting Fees and Expenses......    1,000
                   Legal Fees and Expenses...........    3,000
                   Miscellaneous.....................      934
                                                       -------
                            Total....................  $15,000

     All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

     Article Ninth of the Company's Restated Certificate of Incorporation, as amended, provides that a director shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction for which the directors derived an improper personal benefit.

     The Bylaws of the Company provide that the officers and directors of the Company and certain others shall be indemnified to substantially the same extent permitted by Delaware law.

     The Company maintains a standard policy of officers' and directors' insurance.

ITEM 16.  LIST OF EXHIBITS

     5     Opinion of Dorsey & Whitney P.L.L.P. regarding legality.

     23.1  Consent of Ernst & Young LLP (relating to financial statements of
           First Bank System, Inc.).

     23.2 Consent of Arthur Andersen LLP (relating to consolidated financial statements of FirsTier Financial, Inc. and subsidiaries)

     23.3  Consent of Dorsey & Whitney P.L.L.P. (included in Exhibit 5 to this
           Registration Statement).

     24    Power of Attorney.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 29, 1995.

                                    FIRST BANK SYSTEM, INC.


                                    By /s/ John F. Grundhofer
                                      -----------------------------------------
                                       John F. Grundhofer
                                       Chairman, President and Chief
                                       Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on August 29, 1995.

Signature                                Title
- ---------                                -----

/s/ John F. Grundhofer
- -------------------------------------    Chairman, President, Chief Executive
John F. Grundhofer                       Officer and Director (principal
                                         executive officer)

/s/ Richard A. Zona
- -------------------------------------    Vice Chairman and Chief Financial
Richard A. Zona                          Officer (principal financial
                                         officer)

/s/ David J. Parrin
- -------------------------------------    Senior Vice President and Controller
David J. Parrin                          (principal accounting officer)

ROGER L. HALE*                           Director

DELBERT W. JOHNSON*                      Director

NORMAN M. JONES*                         Director

JOHN H. KAREKEN*                         Director

RICHARD L. KNOWLTON*                     Director

KENNETH A. MACKE*                        Director

EDWARD J. PHILLIPS*                      Director

JAMES J. RENIER*                         Director

S. WALTER RICHEY*                        Director

RICHARD L. ROBINSON*                     Director

RICHARD L. SCHALL*                       Director

LYLE E. SCHROEDER*                       Director


*By /s/ David J. Parrin
    ---------------------------------
    David J. Parrin, Attorney-in-Fact


                                 EXHIBIT INDEX
                                                                                    Sequential
  Exhibit                                                                              Page
  Number                   Document Description                                       Number
  -------                  --------------------                                     ----------
   5        Opinion and consent of Dorsey & Whitney P.L.L.P. regarding legality.

   23.1     Consent of Ernst & Young LLP (relating to financial statements of
            First Bank System, Inc.)

   23.2 Consent of Arthur Andersen LLP (relating to consolidated financial statements of FirsTier Financial, Inc. and subsidiaries)

   23.3     Consent of Dorsey & Whitney P.L.L.P. (included in Exhibit 5 to this
            Registration Statement).

   24       Power of Attorney.
